                                                                    EXHIBIT 12.1


                          SAFEWAY INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (DOLLARS IN MILLIONS)

                                   (UNAUDITED)


                                                    36 Weeks                                    Fiscal Year
                                          ----------------------------  -----------------------------------------------------------
                                          September 11,   September 12,
                                               1999           1998         1998         1997         1996        1995        1994
                                          ------------    ------------  ---------    ---------    ---------   ---------   ---------

Income before income taxes and
    extraordinary loss                      $ 1,147.7      $   955.3    $ 1,396.9    $ 1,076.3    $   767.6   $   556.5   $   424.1

Add interest expense                            221.0          153.2        235.0        241.2        178.5       199.8       221.7

Add interest on rental expense (a)               96.9           75.0        108.2         88.5         90.0        87.5        86.6

Less equity in earnings of unconsolidated
    affiliate                                   (19.6)         (16.7)       (28.5)       (34.9)       (50.0)      (26.9)      (27.3)

Add minority interest in subsidiary               4.4            3.3          5.1          4.4          3.4         3.9         3.0
                                            ---------      ---------    ---------    ---------    ---------   ---------   ---------

    Earnings                                $ 1,450.4      $ 1,170.1    $ 1,716.7    $ 1,375.5    $   989.5   $   820.8   $   708.1
                                            ---------      ---------    ---------    ---------    ---------   ---------   ---------



Interest expense                            $   221.0      $   153.2    $   235.0    $   241.2    $   178.5   $   199.8   $   221.7

Add capitalized interest                          5.9            5.5          8.5          5.7          4.4         4.6         2.9

Add interest on rental expense (a)               96.9           75.0        108.2         88.5         90.0        87.5        86.6
                                            ---------      ---------    ---------    ---------    ---------   ---------   ---------

    Fixed charges                           $   323.8      $   233.7    $   351.7    $   335.4    $   272.9   $   291.9   $   311.2
                                            =========      =========    =========    =========    =========   =========   =========

    Ratio of earnings to fixed charges           4.48           5.01         4.88         4.10         3.63        2.81        2.28
                                            =========      =========    =========    =========    =========   =========   =========


(a) Based on a 10% discount factor on the estimated present value of future operating lease payments.